Exhibit 10.27

BEFORE THE COLORADO LIMITED GAMING CONTROL COMMISSION

CASE NO. SA 04-03

STIPULATION AND AGREEMENT

IN THE MATTER OF:

Southwest Casino and Hotel Corp.
DBA Uncle Sam’s Casino

Retail Licensee No. L14-35871-0001

Respondent.

The Colorado Division of Gaming (hereafter, the Division) and the Respondent Southwest Casino and Hotel Corp., DBA Uncle Sam’s Casino, Licensee No. LI4-35871-0001 (hereafter, Respondent) hereby stipulate and agree as follows:

1.                                       Respondent has been the subject of a Division investigation, which investigation resulted in the issuance by the Division of an Assurance of Voluntary Compliance on or about November 14, 2003 (hereafter, AVC). The AVC alleged violations of Section 12-47.1-529, C.R.S., violations of Colorado Limited Gaming Regulation 47.1-1610(1)(13), and violations of Internal Control Minimum Procedures (ICMP), Section 11 - Accounting. The Respondent failed to comply with certain requirements in the Ave which are incorporated by this reference, as though set forth fully herein.

2.                                       The Respondent has been the subject of an investigation conducted by the Division Agents of the Division alleged violations of Regulation 47.1-401, Regulation 47.1-402, Regulation 47.1-1602(2)(c)(d),(3), 47.1-1610(2),(3), Regulation 47.1-1704 and ICMP Section 11-Accounting.

IT IS ALLEGED THAT

A.                                   The AVC required the Respondent to have procedures to ensure an required drop-to-drop (DTD) month-to-date (MTD), and year-to-date (YTD) statistical reports are given a timely and adequate secondary level review. During the Division’s follow-up to the AVC, the Division noted the following:

I.                                         During the Division’s follow-up to the AVC on March 2 through March 4, 2004, the Division noted the Respondent failed to perform a timely secondary level review of statistical reports in accordance with the timeframe outlined in the AVC.

a.                                       The MTD and YTD Drop Comparison reports, MTD and YTD Jackpot Comparison reports, MTD and YTD Theoretical Hold reports and the Monthly

Slot Revenue Summary for December 2003 received a secondary level review on January 12, 2004, two days after the time specified in the AVC.

b.                                      The MTD and YTD Drop Comparison reports, MTD and YTD Jackpot Comparison reports, and MTD and YTD Theoretical Hold reports for January 2004 received a secondary level review on February 19, 2004, nine days after the time Specified in the AVC.

II.                                     During the Division’s follow-up to the AVC on March 2 through March 4, 2004, the Division noted the Respondent failed to perform an adequate secondary level review of statistical reports.

a.                                       The drop for four machines was not reported on the January 9, 2004 DTD Drop Comparison report. A supplementary Drop Comparison report was prepared for these machines, however, there was no evidence of a secondary level review for this report.

b.                                      Variances on the MTD and YTD Theoretical Hold reports for January 2004 were not identified or explained. The Respondent’s Controller stated he was unaware of the casino’s established threshold and that he only traced coin-in from the Theoretical Hold report to the Monthly Slot Revenue Summary, which is not an adequate review.

c.                                       Variances for twelve machines on the Jackpot Comparison report for January 2004 were not properly investigated.

d.                                      Variances for three machines on the Drop Comparison report for January 2004 were not properly investigated.

III.                                 The Division met with the Respondent’s accounting staff and General Manager on March 4, 2004 to discuss the issues of noncompliance identified.

IV.                                 During the Division’s follow-up to the AVC on March 11 through March 15, 2004, the Division noted the Respondent fiu1ed to perform a timely secondary level review of statistical reports in accordance with the timeframe outlined in the AVC.

a.                                       The final run of the MTD and YTD Drop Comparison reports and the MTD. Jackpot Comparison reports for February 2004 were prepared on March 11, 2004, and the YTD Jackpot Comparison report was prepared on March 12, 2004. At the time of the Division’s review, these reports bad not received a secondary level review in violation of the AVC.

b.                                      The final run of the MTD Theoretical Hold report for February 2004 was prepared on March 11, 2004, and the Y1D Theoretical Hold report for February 2004 was prepared on March 12, 2004. At the time of the Division’s review, these reports had not received a secondary level review in violation of the AVC.

V.                                     During the Division’s follow-up to the AVC on March 11 through March 15, 2004, the Division noted the Respondent failed to perform an adequate secondary level review of statistical reports.

a.                                       The YTD Drop Comparison report for February 2004 had six variances that were not investigated or explained. An adequate secondary level review of this report would have identified these issues.

b.                                      The YTD Jackpot Comparison report for February 2004 had fifteen variances that were not investigated or explained. An adequate secondary level review would have identified these issues.

c.                                       For seven out of the eight drop periods in February 2004, jackpot meters were incorrectly captured for the Penny Train machines. The Respondent’s accounting staff noted that the incorrect meters were taken, however, no effort was made to obtain the correct meters.

d.                                      The variance explanations on the MTD Theoretical Hold report for February, 2004 were inadequate. There was no evidence of a secondary level review of this report.

e.                                       The YTD Theoretical Hold report for February 2004 had seven variances identified, however) there was no investigation or explanation provided. A note at the top of the report said “no investigations done yet due to changes in January reports will change the differences.”

f.                                         The January and February 2004 MTD Drop and Jackpot Comparison reports did not mathematically tie to the February 2004 YTD Drop and Jackpot Comparison reports. An adequate secondary level review would have identified these errors.

g.                                      The secondary level review of the MTD and YTD Theoretical Hold reports for February 2004 did not identify that the reports were undated (i.e. Feb 2004).

VI.                                 During the Division’s follow-up to the AVC on March 2 through March 4, 2004, the Division noted the Respondent failed to ensure adjustments made to the January 2004 DTD Drop Comparison reports were adequately supported and documented.  Additionally, the Respondent failed to ensure that these adjustments received a timely secondary level review and that the adjustments were reviewed for adequacy.

VII.                             During the Division’s follow-up to the AVC on March 11 through March 15, 2004, the Division noted the Respondent failed to ensure adjustments made to statistical reports were adequately supported and documented. Additionally, the Respondent filed to ensure that these adjustments received a timely secondary level review and that the adjustments were reviewed for adequacy.

a.                                       The DTD Drop Comparison reports for February 2004 contained several adjustments to the meter values. A final run of the reports was not consistently prepared after the adjustments were made, nor did support exist for these changes.

b.                                      The DTD Drop Comparison and Jackpot Comparison reports for February 2004 were updated on March 7, 2004 following the meeting with the Division on March 4) 2004. These reports received a secondary level review on March 9, 2004. The Division noted that there were numerous unsupported changes between the first and updated Jackpot Comparison reports and created numerous variances.

VIII.                         The AVC required the Respondent ensure that all accounting gaming personnel received adequate training on a continual basis to ensure the accounting staff understands the gaming requirements and to ensure continued compliance with gaming requirements.

a.                                       Variances on the MTD and YTD Theoretical Hold reports for January 2004 were not identified or explained. An interview with the Respondent’s Controller revealed he was unaware of the casino’s established threshold and he was unaware of what constitutes a secondary level review of the Theoretical Hold report.

b.                                      The Respondent did not provide adequate on-going training to accounting staff as staff changes occurred to ensure the staff was a~ of requirements and understood how to perform their duties.

c.                                       From discussions with the Respondent’s Controller, he did not have an understanding of what a secondary level review entails.

IX.                                The AVC required the Respondent’s Internal Compliance Officer (ICO) complete the accounting ICO checklist on a monthly basis, prepare a monthly report detailing the noncompliance items noted for that month, and report immediately to the, Division in writing all noncompliance issues regarding the items noted in the AVC or other significant noncompliance issues.

a.                                       The ICO did not complete the accounting ICO checklist for January and February 2004.

b.                                      The January and February 2004 reports prepared by the ICO did not include any of the noncompliance issues identified by the Division and noted herein.

c.                                       The ICO did not immediately notify the Division upon discovering the accounting staff filed to timely perform the secondary level review of January 2004 statistical reports.

B.                                     Respondent’s engaging in the aforementioned acts is in derogation of the provisions of Colorado Revised Statutes §12-47.1-529, Colorado Limited Gaming Regulations 47.1-401, 47.1-402, 47.1-1602(2)(c)(d),(3), 47.1-1610(1),(2),(3),(13), and 47.1-1704, and violation of Internal Control Minimum Procedures (ICMP), Section 11 - Accounting.

3.                                       Respondent acknowledges receipt of sufficient notice, advisement of lights, and process of the proceedings and wishes to resolve all issues which were the subject of the investigation by entering into this Stipulation and Agreement.

4.                                       The Division and Respondent have discussed the merits of the investigation and allegations, and they have come to a mutual agreement and understanding to jointly propose to the Commission a resolution of the allegations in lieu of proceeding to the issuance by the Commission of an Order to Show Cause and conducting a hearing to determine the merits of such allegations.

5.                                       Respondent admits the violation of the AVC and as otherwise alleged above. Respondent understands the requirements of the statutes, the rules, and the Internal Control Minimum Procedures of the Colorado Limited Gaming Control Commission, and further assures the Division and the Commission that Respondent will comply with both the letter and the spirit of the law in this regard.

6.                                       Respondent agrees, in lieu of the issuance of an Order to Show Cause, and subsequent proceedings, to submit to the following sanctions:

A.                                   Respondent agrees to pay a fine of $50,000. Respondent shall ensure that the Division receives the payment within ten days of the mailing of the Commission’s Order accepting this Stipulation Payment should be delivered to the Division of Gaming, 1881 Pierce Street #112, Lakewood, Colorado, 80214-1496, Attention: Marilyn Davis.

B.                                     Respondent assures the Division it will affirmatively and actively, at an times hereafter, exercise best efforts to comply with the Internal Control Minimum Procedures, Colorado Limited Gaming Regulations, and the Colorado Limited Gaming Act.

I.                                         Respondent agrees to develop and implement procedures to ensure all required statistical reports are accurately prepared and receive a timely and adequate secondary level review. The Respondent agrees to develop and implement procedures to ensure all variances exceeding the allowable thresholds as defined by the ICMP on all required statistical reports are adequately investigated in a timely manner. The Respondent agrees to develop and implement procedures to ensure that all statistical report variance explanations and adjustments to statistical reports receive a timely and adequate secondary level review.

The following standards are to be used to ensure timeliness:

a)                                      An DTD statistical reports must be prepared and variances identified within 2 days of the drop date.

b)                                     Variance investigation results win be returned to the accounting department within 4 days of the drop date.

c)                                      The review of the variance investigations and any resulting adjustments made to the statistical reports will be completed within 6 days of the drop date.

d)                                     The secondary level review of the DTD reports and any adjustments made to the statistica1 reports will be completed within 7 days of the drop date.

e)                                      MTD and Y1D statistical reports will be prepared, reviewed, investigations performed, adjustments made, and secondary level review of the statistical reports and an related documents will be performed by the 11th of the following month.

II.                                     Respondent agrees to develop and implement procedures to ensure all accounting gaming personnel receive adequate training on a continual basis to ensure compliance with gaming requirements.

III.                                 Respondent will not begin Phase n testing of an automated slot monitoring system until it has proved to the Division it is able to accurately prepare manual statistical information.

IV.                                 Respondent’s ICO will complete the accounting ICO checklist on a monthly basis. A monthly report of the ICO findings, detailing each noncompliance item noted for that month will be reported to Mr. Druck by the 15th of the following month. Any noncompliance issues regarding the items noted within this document or other significant noncompliance issues will be reported to the Division immediately (within 24 hours) by the ICO m writing. An ICO report, detailing all of the results of the monthly accounting ICO checklists, will be prepared quarterly. The quarterly reports, along with management’s response to each item, will be submitted to the Division by the 30th of the month following the end of the quarter. These additional ICO reports win continue until the Division determines they are no longer warranted. The quarterly reports will be prepared on the following schedule:

a)                                      January through March report due April 30.

b)                                     April through June report due July 30.

c)                                      July through September report due October 30.

d)                                     October through December report due January 30.

7.                                       The Respondent agrees to strictly adhere to and meet all requirements established in this Stipulation and Agreement.

8.                                       Proof of failure to comply with the terms of this Stipulation and Agreement shall be considered prima facie evidence of a violation of the Limited Gamh1g Act of 1991 and the rules promulgated pursuant thereto. If Respondent fails to comply with one or more of the conditions of this Stipulation and Agreement, Respondent will be ordered to appear before the Commission to show cause why any suspended portions of this Stipulation, and further judgment and discipline should not be imposed against Respondent.

9.                                       This Stipulation and Agreement shall not be effective unless and until approved by the Commission. The Commission ultimately has the right to accept or reject this Stipulation and Agreement. Should the Commission reject the terms hereof: Respondent’s admissions herein shall be withdrawn and the matter rescheduled for a hearing after issuance of an Order to Show Cause. Should the Commission modify any term hereof, Respondent may accept or reject the change. If Respondent rejects the modified terms, the Commission must receive a written objection at its Lakewood office within seven days of the Commission’s determination, at which time Respondent’s Admissions herein will be withdrawn and the matter rescheduled for a hearing after issuance of an Order to Show Cause. Otherwise, Respondent shall be deemed to have accepted the modified terms imposed by the Commission.

10.                                 By the signatures below, Respondent also indicates:

A.                                   Respondent understands the possible charges, which could be alleged in an Order to Show Cause, and has been advised of the maximum penalty (revocation of licensing privileges, and $25,000 for each count charged);

B.                                     Respondent waives the right to the issuance of an Order to Show Cause, a hearing thereon, the right to compel the attendance of witnesses to testify in its behalf the right to testify or not testify at the hearing in its behalf: and any rights to further due process not herein referenced, including the right to appeal;

C.                                     Respondent voluntarily admits the violations noted ‘above, and further agrees that this Stipulation and Agreement incorporates all agreements between the parties, and that no other representation by agents of the Division or of the Office of the Attorney General induced participation in this Stipulation and Agreement.

AGREED TO BY:

/s/	June 17, 2004
Mark L. Wilson
Director
Colorado Division of Gaming

Respondent

Southwest Casino and Hotel Corp.

DBA Uncle Sam’s Casino

P.O. Box 279

Cripple Creek, CO  80813

Licensee No. L14-35871-0001

By:	/s/	June 9, 2004
Thomas E. Fox
Chief Financial Officer
Southwest Casino and Hotel Corp.

APPROVED AS TO FORM:

June 17, 2004
Ceri Williams
Assistant Attorney General
Counsel for the Division of Gaming

BEFORE THE COLORADO LIMITED GAMING CONTROL COMMISSION

CASE NO. SA 04-03

ORDER APPROVING STIPULATION AND AGREEMENT

IN THE MATTER OF:

Southwest Casino and Hotel Corp.
DBA Uncle Sam’s Casino

P.O. Box 279

Cripple Creek, CO 80813

Licensee No. L14-35871-0001

Respondent.

The Commission having reviewed the Stipulation and Agreement in this matter entered between the Division and the Respondent to resolve the allegations contained therein, finds the terms of the Stipulation and Agreement are reasonable and just.

THEREFORE, the Stipulation and Agreement is approved and its terms are hereby adopted as an Order of this Commission.

ORDERED AND ENTERED this 17th day of June, 2004.

COLORADO LIMITED GAMING
CONTROL COMMISSION

By:	/s/
Natalie Meyer, Chairman